Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), is entered into between Drilling Tools International Corporation, a Delaware corporation (the “Company”), and Robert Wayne Prejean (“Employee”) effective as of March 11, 2024 (the “Effective Date”).

WITNESSETH:

WHEREAS, Employee was initially employed by Directional Rentals, Inc. (n/k/a Drilling Tools International, Inc. (“DTI, Inc.”)) as the President and Chief Executive Officer (“CEO”) pursuant to that certain employment agreement, dated as of September 1, 2013 between Directional Rentals, Inc. (n/k/a DTI, Inc.), and solely for purposes of Articles IV and V therein, Directional Rentals Holdings, Inc. (n/k/a Drilling Tools International Holdings, Inc. (“DTI Holdings”)), as amended by that certain Amendment to the Employment Agreement by and between DTI, Inc. and Employee effective as of February 19, 2018 (collectively, the “Original Employment Agreement”);

WHEREAS, in connection with the closing of the merger transaction on June 20, 2023 between DTI Holdings (the parent company of DTI, Inc.), ROC Energy Acquisition Corp (n/k/a the Company) and ROC Merger Sub, Inc., DTI, Inc. and DTI Holdings each became wholly owned subsidiaries of the Company;

WHEREAS, Employee is currently employed as the President and CEO of the Company;

WHEREAS, as of the Effective Date, this Agreement amends and restates in its entirety the Original Employment Agreement; and

WHEREAS, the Company desires to continue to employ Employee pursuant to the terms and conditions set forth in this Agreement, and Employee desires to continue to be employed by the Company pursuant to such terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

1.1 Term of Employment. The Company agrees to continue to employ Employee, and Employee agrees to continue to be employed by the Company, subject to the terms and conditions of this Agreement, beginning as of the Effective Date and continuing until the fifth anniversary of the Effective Date (the “Initial Term”). Employee’s employment with the Company will continue for successive one-year periods after the end of the Initial Term (each such one-year period a “Renewal Term” and collectively with the Initial Term, the “Term”), subject to the terms and conditions of this Agreement, unless either party hereto has given written notice to the other party of its intent not to renew this Agreement at least sixty (60) days prior to the end of the then current Term (the “Non-Renewal Notice”). During any Renewal Term, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless otherwise agreed to in writing by the parties.

1.2 Duties. Employee shall be employed by the Company as the President and CEO. In addition, Employee shall have such other authorities, responsibilities and duties of an executive, managerial or administrative nature as determined by the board of directors (the “Board”) of the Company from time to time. In this role, Employee shall report to the Board. Employee shall at all times comply with the reasonable policies and procedures of the Company and its respective subsidiaries and affiliates (individually, a “Company Group Member,” and collectively, the “Company Group”) as in effect from time to time. While employed hereunder, Employee shall devote his full time and attention during normal business hours to the business affairs of the Company or any Company Group Member and use Employee’s best efforts to perform faithfully and effectively Employee’s duties and responsibilities and Employee shall not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of any Company Group Member, except with the prior consent of the Board. It shall not be a violation of the immediately preceding sentence for Employee to (i) serve on civic or charitable boards or committees or (ii) manage personal investments, in each case so long as such activities do not interfere with the performance of Employee’s duties and responsibilities as an employee of the Company under this Agreement, are not competitive with the business of any Company Group Member, do not create a potential business or fiduciary conflict of interest, or, in the case of (ii) above, do not or would not result in any violation of the Company Group’s investment-related policies, practices or restrictions applicable to similarly situated executive-level employees of the Company or applicable federal, state or local law, rules or regulations promulgated thereunder. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty to act at all times in the best interests of the Company Group. In keeping with such duty, Employee shall make full disclosure to the Company of all business opportunities pertaining to the business of any Company Group Member and shall not appropriate for Employee’s own benefit business opportunities concerning the business of any Company Group Member.

ARTICLE II

COMPENSATION AND BENEFITS

2.1 Base Salary. During the Term, the Company, or any Company Group Member, as applicable, shall pay Employee an annual base salary of $600,000 (the “Base Salary”), which shall be paid in accordance with the Company’s, or any Company Group Member’s, standard payroll practice or as otherwise mutually agreed in a manner that does not cause Base Salary to constitute “nonqualified deferred compensation” pursuant to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). The Base Salary may be increased from time to time as determined by the compensation committee of the Board (the “Compensation Committee”).

2.2 Bonus. As additional compensation for the performance of Employee’s duties under this Agreement, beginning with respect to calendar year 2024, Employee shall be eligible to receive an annual cash performance bonus (“Bonus”), with a target Bonus opportunity for each calendar year equal to 100% of the amount of the Base Salary (the “Target Bonus”) paid with respect to such calendar year as determined by the Compensation Committee and subject to the terms of any annual bonus program approved by the Compensation Committee. Notwithstanding the foregoing, Employee must be employed on the date of payment in order to receive any Bonus, except as otherwise provided in Section 3.5.

2.3 Equity Compensation. In addition to the compensation set forth in Sections 2.1 and 2.2, Employee shall be eligible to receive stock options, restricted stock awards or such other equity compensation pursuant to the policies and/or plans adopted from time to time by the Board in its sole discretion. The terms and conditions of any such stock options, restricted stock awards or other equity compensation shall be set forth in the governing documents entered into between Employee and the Company in connection therewith.

2.4 Tax Withholding. The Company, or any Company Group Member, may withhold from any compensation, benefits or amounts payable to Employee all amounts (including social security contributions and federal income taxes) required to be withheld pursuant to any applicable law.

2.5 Reimbursement of Business Expenses. Employee shall be reimbursed by the Company, or any Company Group Member, for reasonable travel, lodging, meals, customer entertainment and other expenses incurred by him in connection with performing his duties hereunder subject to, and documented in accordance with, the Company Group’s policies in effect from time to time.

2.6 Employment Benefits.

(a) Employee shall be entitled to payment by the Company Group of the premium for Employee’s health insurance under the Company Group’s group health plan, four (4) weeks of vacation per year, sick pay, other paid and unpaid days off from work and other benefits made available to other executive officers of the Company (the “Benefits”) pursuant to policies and/or plans adopted from time to time by the Company or the Company Group, which Benefits will, when appropriate, be prorated in any calendar year during which Employee is employed for less than the entire year (with such proration to be based on the number of days in such calendar year during which he is employed by the Company). If available on commercially reasonable terms, Employee shall be the beneficiary of a disability income insurance policy paid for by the Company Group that provides for annual income in an amount equal to the Base Salary. The Company Group shall provide Employee with a (i) Company Group vehicle or vehicle allowance suitable for Employee’s position and responsibilities as set forth herein and in accordance with the Company Group’s vehicle policy and (ii) general allowance for the reimbursement of expenses up to $18,000 per year related to any fringe benefits that may be provided to Employee to the same extent provided to similarly situated executive officers of the Company. Employee shall be eligible to receive employee benefits provided by the Company Group, including an employee benefits package offered at the same rate as that made available to other employees of the Company. Notwithstanding anything in this Agreement to the contrary, the Company Group shall not by reason of this Agreement be obligated to institute, maintain or refrain from changing, amending or discontinuing, any benefit plan or program, so long as such changes are similarly applicable to employees of the Company or any Company Group Member generally.

(b) To further clarify and define the disability income insurance policy benefits set forth above in Section 2.6(a), the Company Group shall provide a long-term disability benefit to Employee for a period of one hundred and four weeks (104) commencing on the date that benefits under the Company Group’s thirteen week (13) short-term disability plan expire in an amount which would provide an annual income to Employee equal to Employee’s Base Salary at the time he becomes disabled (as determined under the Company Group’s Short-Term and Long-Term Liability Plans and a pro rata amount of the Base Salary for any shorter period (“Disability Benefits”). If the long-term disability insurance policy providing payments under the Company Group’s Long-Term Disability Plan (“Long-Term Disability Plan Payments”) do not provide an annual benefit equal to the Disability Benefits, then the Company Group shall pay the difference between the Disability Benefits and the payments under the Long-Term Disability Plan Payments from the Company Group’s general funds and such payments will be made at the same time the Long-Term Disability Plan Payments are made.

2.7 Indemnification. The Company shall indemnify, defend and hold harmless Employee subject to the terms and conditions of the Indemnification Agreement made and entered into as of June 20, 2023 by and between the Company and Employee.

ARTICLE III

TERMINATION PRIOR TO EXPIRATION AND EFFECTS

OF SUCH TERMINATION

3.1 Termination by Company. The Company shall have the right to terminate Employee’s employment at any time prior to the expiration of the Term:

(a) for Cause, upon the determination by the Company that Cause exists for termination of Employee’s employment (a “Termination for Cause”). As used herein, the term “Cause” means (i) Employee’s gross negligence or willful misconduct in connection with the performance of Employee’s duties; (ii) Employee’s commission of, or plea of no contest to, a felony or a crime involving moral turpitude; (iii) Employee’s willful refusal without proper legal reason to perform the duties and responsibilities required of Employee under this Agreement or to otherwise fail or refuse to abide by and comply with the Company’s lawful policies and procedures (including those contained in any employment manual, as amended from time to time, made available to Employee); (iv) Employee’s material breach of any material provision of this Agreement; (v) alcohol abuse or illegal drug use by Employee that is determined by the Board acting in good faith to materially impair Employee’s ability to perform his duties and responsibilities hereunder; or (vi) Employee’s engagement in any activity that constitutes a conflict of interest between Employee and the Company, without disclosure to and the consent of the Board, if such activity results or is reasonably likely to result in material damage to the Company. Prior to terminating Employee’s employment for Cause pursuant to clauses (iii) and (iv) of this Section 3.1(a), the Company shall provide Employee with a written notice of its intent to terminate his employment for Cause pursuant to clauses (iii) and (iv) of this Section 3.1(a). Such written notice shall specify the particular act or acts or failure or failures to act that form(s) the basis for the decision to so terminate Employee’s employment for Cause pursuant to clauses (iii) and (iv) of this Section 3.1(a). If such acts or failures to act may reasonably be remedied or cured, and if such acts or failures to act have not been the subject of a previous notice under this Section 3.1(a), Employee shall have thirty (30) days following the receipt of the notice required under this Section 3.1(a) to effect that remedy or cure. Upon or after the Company’s issuance of the notice of intent to terminate Employee’s employment for Cause pursuant to clauses (iii) and (iv) of this Section 3.1(a), the Company may suspend Employee with pay pending the Company’s decision whether to proceed with the termination;

(b) for any reason other than Cause or a Disability Termination (a “Termination Without Cause”); or

(c) if Employee becomes unable to substantially perform, with reasonable accommodation, Employee’s duties as a result of a physical or mental impairment, as determined by a physician selected by Employee and approved by the Company, for a period of 180 days in any 360-day period (a “Disability Termination”).

3.2 Termination by Employee.

(a) Employee shall have the right to terminate Employee’s employment at any time prior to the expiration of the Term for no reason (a “Voluntary Resignation”) or for Good Reason (a “Good Reason Termination”). For purposes of this Agreement, “Good Reason” means any of the following actions if taken without Employee’s prior consent:

(i) The Company’s failure to pay Employee any amounts otherwise vested and due under this Agreement in accordance with this Agreement;

(ii) A reduction in the then current base salary or title of Employee;

(iii) A material reduction in the authority, duties or responsibilities of Employee;

(iv) The Company’s requirement that Employee report to any person other than the Board;

(v) The failure of any successor or assignee to all or substantially all of the assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place;

(vi) The Company’s requirement that Employee relocate to any place other than the Houston, Texas greater metropolitan area; or

(vii) Any material breach by the Company of this Agreement.

Any termination of employment by Employee that is not a Good Reason Termination shall constitute a Voluntary Resignation.

(b) To exercise his right to terminate for Good Reason, Employee must provide written notice to the Company within thirty (30) days after an event that Employee believes constitutes “Good Reason,” and such notice shall describe the circumstance believed to constitute Good Reason, or Employee will have and will be deemed to have waived his right to terminate his employment for Good Reason for any such event. Employee’s Good Reason Termination must be effective no later than 2 years following the event that Employee believes constitutes Good Reason. Employee may not terminate his employment for Good Reason if the Company cures such event within thirty (30) business days after receiving Employee’s notice of the event that Employee believes constitutes Good Reason.

3.3 Termination upon Death. Employee’s employment shall terminate automatically upon his death.

3.4 Obligations Due Upon Termination for Cause. Upon a Voluntary Resignation, a Termination for Cause, a termination due to Employee’s death or if Employee delivers a Non-Renewal Notice, Employee shall be paid (i) the accrued and unpaid portion of Employee’s Base Salary through the date of Employee’s termination of employment (the “Compensation Payment”), (ii) any accrued but unused vacation days for the calendar year in which Employee’s termination of employment occurs (the “Vacation Payment”) and (iii) any reimbursement for business travel and other expenses to which Employee is entitled under Section 2.5 (the “Reimbursement”), in each case in accordance with the Company’s or any Company Group Member’s standard payroll practice; however, except as provided in this Section 3.4, Employee shall not be entitled to any additional compensation or benefits which would otherwise have been provided pursuant to this Agreement had the Term continued following such termination of employment, including, without limitation, any bonuses, incentive compensation, stock option or other equity based award that is not vested or payable pursuant to its terms at the date of such termination of employment.

3.5 Obligations Due Upon Termination Without Cause or a Change in Control Termination.

(a)

Upon a Termination without Cause, a Disability Termination, a Good Reason Termination or if the Company delivers a Non-Renewal Notice, then Employee shall be paid (i) the Compensation Payment, the Vacation Payment and the Reimbursement, paid in accordance with the normal payroll practices of the Company or any Company Group Member, (ii) a prorated bonus equal to Employee’s Target Bonus multiplied by a fraction, the numerator of which is the number of days during the calendar year up to and including the termination of employment, and the denominator of which is 365, payable in a lump sum on the sixtieth (60th) day following his termination of employment and (iii) for a period of twenty four (24) months following the date of termination, beginning on the sixtieth (60th) day following the termination of employment, an amount equal to the Monthly Severance Amount (as defined below), payable each month in accordance with the normal payroll practices of the Company or any Company Group Member (the amounts payable under this Section 3.5(a)(ii) and 3.5(a)(iii) are “Severance Payments”). In addition, upon a Termination without Cause, a Disability Termination, a Good Reason Termination or if the Company delivers a Non-Renewal Notice, the Company Group shall, for a period of eighteen (18) months following the date of termination, pay the premium for Employee’s health insurance under the same group health insurance policies that are provided to employees of the Company Group, subject to the terms of and to the extent permitted by the Company Group’s group health insurance policies, the standard terms of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and Employee making appropriate elections to participate in such coverage (such payments, the “Severance Benefits”). The “Monthly Severance Amount” shall equal (x) two times (2x) the sum of (A) Employee’s Base Salary in effect immediately before the termination of Employee, plus (B) Employee’s Target Bonus for the applicable calendar year at the time of Employee’s termination, divided by (y) twenty-four (24).

(b)

Upon a Termination without Cause or a Good Reason Termination that occurs within eighteen (18) months following a Change in Control (as defined below) (each, a “Change in Control Termination”), then Employee shall be paid (i) the Compensation Payment, the Vacation Payment and the Reimbursement, in each case paid in accordance with the normal payroll practices of the Company or any Company Group Member, (ii) a prorated bonus equal to Employee’s Target Bonus multiplied by a fraction, the numerator of which is the number of days during the calendar year up to and including the termination of employment, and the denominator of which is 365, payable in a lump sum on the sixtieth (60th) day following the Change in Control Termination, and (iii) on the sixtieth (60th) day following the date of such Change in Control Termination a lump sum payment in an amount equal to two and ninety-nine hundredths times (2.99x) the sum of (A) Employee’s Base Salary in effect immediately before the termination, plus (B) Employee’s Target Bonus for the applicable calendar year at the time of Employee’s termination, provided that such Change in Control Termination occur prior to the three (3) year anniversary of the Initial Term (the amounts payable under this Section 3.5(b)(ii) and 3.5(b)(iii) are the “CIC Severance Payments”). In the event that Employee experiences a Change in Control Termination on or after the three (3) year anniversary of the Initial Term, Employee will be entitled to receive a lump sum CIC Severance Payment equal to all Base Salary and Target Bonus amounts payable through the remainder of the Initial Term, plus an amount equal to one times (1x) the sum of (A) Employee’s Base Salary in effect immediately before the termination, plus (B) Employee’s Target Bonus for the applicable calendar year at the time of Employee’s termination.

In addition, upon a Change in Control Termination, the Company Group shall, for a period of eighteen (18) months following the date of termination, pay the premium for Employee’s health insurance under the same group health insurance policies that are provided to employees of the Company Group, subject to the terms of and to the extent permitted by the Company Group’s group health insurance policies, the standard COBRA terms, and Employee making appropriate elections to participate in such coverage (such payments, the “CIC Severance Benefits”).

“Change in Control” shall be as defined in the Plan (except for an event under subsection (iv) therein which is hereby excluded from such definition for purposes of this Agreement). For the avoidance of doubt, in the event Employee is eligible for payments under this Section 3.5(b), Employee shall not be eligible for payments under Section 3.5(a); and in the event Employee is eligible for payments under Section 3.5(a), Employee shall not be eligible for payments under this Section 3.5(b).

(c)

Notwithstanding anything to the contrary in the foregoing, as a condition precedent to any Company Group obligation to pay Severance Payments, Severance Benefits, CIC Severance Payments or CIC Severance Benefits in connection with any of the termination events described in Sections 3.5 (a) or (b) herein, Employee shall provide the Company with a valid, executed general release in substantially the form attached hereto as Exhibit A (as reasonably revised by the Company to comply with applicable law changes or interpretations or as otherwise necessary to ensure or bolster enforceability or tax effectiveness) (the “General Release”), and not revoke such General Release prior to the expiration of any revocation rights afforded under applicable law. The Company shall provide Employee with the General Release prior to his termination of employment, and Employee must deliver the executed General Release to the Company within twenty-one (21) calendar days (or, if greater, the minimum period required by applicable law) after his termination date, failing which Employee will forfeit all rights to the Severance Payments, Severance Benefits, CIC Severance Payments and/or CIC Severance Benefits. If the Company has notified Employee that Employee’s employment with the Company has been terminated for Cause, then Employee will not be obligated to provide the release contemplated by this Section 3.5(c) and shall not, solely as a result of Employee’s failure to have provided the release contemplated by this Section 3.5(c), if it is subsequently determined that Employee was not properly terminated for Cause, forfeit or lose his right to receive any Severance Payments, Severance Benefits or any other rights pursuant to Section 3.5(a), or if such termination was a Change in Control Termination, forfeit or lose his right to receive any CIC Severance Payments, CIC Severance Benefits or any other rights pursuant to Section 3.5(b).

3.6 Equity Award Treatment. For any equity based award granted to Employee on or after February 14, 2024, upon a Voluntary Resignation, a Termination for Cause, if Employee delivers a Non-Renewal Notice, a termination due to Employee’s death, a Termination without Cause, a Disability Termination, a Good Reason Termination or if the Company delivers a Non-Renewal Notice, the treatment of such award upon Employee’s termination under any of the aforementioned circumstances shall be subject to the terms and conditions of the Plan or applicable successor plan and any applicable grant documents upon which Employee’s receipt of the equity based award was predicated.

3.7 Offsets. In all cases, the compensation payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans and policies of the Company Group that would be aggregated with the severance payments and benefits provided therein to the extent permissible under Code Section 409A regulations.

3.8 Continuation of Benefits. Notwithstanding any inference to the contrary in this Article III or elsewhere in this Agreement, upon any termination of Employee’s employment with the Company, Employee and Employee’s spouse shall have the right (at their option), with Employee and his spouse being responsible for the applicable premium, to continue to be covered under the same group health insurance policies that are provided to employees of the Company Group, with such coverage remaining in effect for a minimum of six (6) months, but terminable earlier at the option of Employee or his spouse, subject to the terms of and to the extent permitted by the Company Group’s group health insurance policies, the standard terms of COBRA, and Employee making appropriate elections to participate in such coverage. The Company shall notify Employee of his rights under this Section 3.8 within thirty (30) days of a termination of employment, provided that any notice provided to Employee in accordance with COBRA shall satisfy the Company’s notice obligation for all purposes under this Section 3.8. Employee shall notify the Company of his and his spouse’s election to obtain the coverage provided by this Section 3.8 no later than sixty (60) days after termination of Employee’s employment with the Company.

3.9 Continuing Obligations. Termination of the employment relationship pursuant to Sections 3.1, 3.2 and 3.3 above, or pursuant to the delivery of a Non-Renewal Notice, shall not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee’s obligations under Article IV.

ARTICLE IV

COVENANTS OF EMPLOYEE

4.1 Confidential Information.

(a) Employee recognizes that his employment by the Company is one of the highest trust and confidence because in the course of his employment with the Company Employee will acquire knowledge of, and become fully familiar with, all aspects of the Company Group’s business during the term of this Agreement, including proprietary and confidential information that is special and of critical value to the Company Group. Employee acknowledges (i) that the Company owns and utilizes the Confidential Information (as defined below), (ii) that any Confidential Information existing on the Effective Date or developed thereafter is and will be owned by the Company and (iii) that he has no rights, interests or entitlements thereto. Employee acknowledges that hardship, loss or irreparable injury and damage could result to the Company Group if any Confidential Information were imparted to, or became known by, any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity (each, a “Person”) engaging in a business in competition with that of any Company Group Member, the measurement of which hardship, loss or irreparable injury would be difficult if not impossible to ascertain. Therefore, Employee agrees that it is necessary for the Company Group to protect its business from such damage, and Employee further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of Employee, the Company and the Company Group, to protect the Company and the Company Group against such damage and shall apply to and be binding upon Employee as provided herein.

As used herein, “Confidential Information” means, with respect to the Company and the Company Group, any and all information, whether or not in writing, regarding: past, current and prospective customers, suppliers, service providers, investors and Affiliates (as defined below), employees, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes, including designs and specifications; procurement procedures, pricing and pricing techniques, including contact names, services provided, pricing, type and amount of services used;

pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information.

As used herein, “Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more of its intermediaries, controls, is controlled by, or is under common control with such Person; as used herein, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

As used herein, “Court” means (i) any court established and functioning under the laws of any nation or state, or any political subdivision thereof, including the United States of America and any state of the United States of America and (ii) any arbitrator, arbitration panel or similar body.

(b) Employee agrees and covenants to use his best efforts and exercise utmost diligence to protect and safeguard the Confidential Information. Employee further agrees and covenants that, except as may be required by the Company or the Company Group in connection with this Agreement, or with the prior written consent of the Company, Employee shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for Employee’s own benefit or for the benefit of another, or disclose, disseminate or distribute to another, any Confidential Information (whether or not acquired, learned, obtained or developed by Employee alone or in conjunction with others). All memoranda, notes, records, drawings, documents or other writings whatsoever made, compiled, acquired or received by Employee during the term of this Agreement related to Employee’s employment or performance hereunder, arising out of, in connection with, or related to any business of the Company Group, including, but not limited to, Confidential Information, are, and shall continue to be, the sole and exclusive property of the Company Group, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Company by Employee immediately, without demand, upon the termination of this Agreement, or at any time upon the Company’s demand.

(c) The obligations of Employee regarding Confidential Information shall not apply if (i) it was generally known (including information that is publicly available) in the industries in which the Company Group engages or may engage prior to disclosure other than as a result of a breach of this Agreement by Employee, (ii) such disclosure comes into the public domain (including the industries in which the Company or Company Group engages or may engage) through no fault of Employee, or (iii) such disclosure is required by law or compelled by court order.

(d) For the avoidance of doubt, this Section 4.1 does not prohibit or restrict Employee (or Employee’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Employee understands and acknowledges that Employee does not need the prior authorization of the Company to make any such reports or disclosures and that Employee is not required to notify the Company that Employee has made such reports or disclosures.

(e) Under the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing herein shall preclude the Company from disclosing the existence and/or terms and conditions of this Agreement, including without limitation, to the extent required by applicable law (including, without limitation, under applicable securities laws) or by judicial or administrative process.

(f) For purposes of this Section 4.1, without prior authorization of the Company, the Company does not authorize Employee to disclose to any third party (including any government official or any attorney Employee may retain) any communications that are covered by the Company’s attorney-client privilege.

4.2 Non-Solicitation; Non-Competition.

(a) Employee covenants that, during the Term and for a period of two (2) years following the termination of Employee’s employment with the Company under this Agreement (together, the “Non-Solicitation Period”), other than on behalf of the Company or the Company Group, Employee will not, either directly or indirectly, for himself or on behalf of any other Person, solicit for employment, or otherwise encourage the departure of, an individual who was or is employed or engaged by the Company or the Company Group during the Non-Solicitation Period.

(b) Employee hereby covenants and agrees that, during the Non-Solicitation Period, Employee will not, directly or indirectly, engage in the following activities in North America, within a two hundred and fifty (250) mile radius surrounding any operations off the shores of North America, or in any country in which the Company or any Company Group Member has operations during the Non-Solicitation Period (the “Restricted Area”) in the business of manufacturing, producing, marketing, renting, selling, or distributing of tools intended to be used for the drilling, casing installation and tubing phases of wellbore construction, including straight, horizontal and directional drilling, and/or any other material business or enterprise of the Company Group that occurs during the Term or the Non-Solicitation Period (the “Business”):

(i) carry on or engage, on such Employee’s own behalf or on behalf of any other Person, in the Business; or

(ii) own, manage, operate, control, be employed by or participate in the management, ownership, operation or control of, or be connected in any manner with, any business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) engaged in a business that is the same as or substantially similar to the Business.

Notwithstanding the foregoing, Employee shall be permitted to acquire as a passive investment less than 1% of the outstanding equity securities of any company engaged in such competitive activities, the equity securities of which are traded on a national securities exchange, but only to the extent such acquisition does not or would not result in any violation of the Company Group’s investment-related policies, practices or restrictions applicable to similarly situated executive-level employees of the Company or applicable federal, state or local law, rules or any regulations promulgated thereunder.

(c) Employee hereby acknowledges that he has and will acquire knowledge of certain business contacts and information regarding the Company’s and the Company Group’s clients, customers and certain Persons whom the Company or any Company Group Member has identified as prospective clients and customers. During the Non-Solicitation Period, other than on behalf of the Company or the Company Group, Employee shall not, directly or indirectly, for himself or on behalf of any other Person, solicit the sale or lease of goods, services or a combination of goods and services that are the same as or substantially similar to those offered or provided by the Company or the Company Group in the Business during the Term and preceding termination of Employee’s employment with the Company or the Company Group from (i) any established customer of the Company or the Company Group or (ii) any prospective customer of the Company or the Company Group with which Employee had contact during the Non-Solicitation Period.

(d) If Employee is found to have breached any promise made in this Section 4.2 during the Non-Solicitation Period, the Non-Solicitation Period will be extended by a month for each month in which Employee was in breach so that the Company is provided the benefit of the full three-year period.

4.3 Intellectual Property. Employee agrees that all Inventions in the Field (as defined below) shall be the sole and exclusive property of the Company Group and Employee agrees, on his behalf and on behalf of his heirs, assigns and representatives, to assign and transfer to the Company Group or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field, together with all United States and foreign rights with respect thereto, and, at the Company’s expense, to execute, acknowledge and deliver all papers and to do any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company Group, and to assist the Company Group in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights. In the event the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Employee’s signature on a written assignment to the Company Group, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of his physical or mental incapacity, or for any other reason whatsoever, Employee irrevocably designates and appoints the Secretary of the Company as Employee’s attorney-in-fact to act on Employee’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark. Employee agrees to fully and promptly disclose to the Company any Inventions in the Field.

As used herein, “Inventions in the Field” means any and all inventions, developments, applications, techniques, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, business processes, secret processes, know-how and all other intellectual property, whether or not patentable or constituting a copyright or trademark and whether reduced to practice or not, which Employee has previously or may in the future create, conceive, develop or make, either alone or in conjunction with others (whether on or off the Company’s or any Company Group Member’s premises or during or after normal working hours) and related or in any way connected with the Company Group, its strategic plans, products, processes, apparatus or business now or hereafter carried on by the Company Group. Employee represents, warrants and covenants on the date hereof that (i) he does not have any applications for patents or copyright registrations pending, either domestic or foreign, (ii) his performance of the foregoing disclosure and assignment provisions will not breach any invention assignment or proprietary information agreement with any former employer or other party, and (iii) there is no invention or works or authorship now in his possession which he will claim to be excluded herefrom.

4.4 Non-Disparagement. Employee shall not, in any manner, directly or indirectly, make any oral or written statement to any Person that disparages or places any Company Group Member or any of their respective officers, shareholders, members or advisors, any member of the Board, or any agents or others with whom the Company Group has business relationships, in a false or negative light; provided, however, that Employee shall not be required to make any untruthful statement or to violate any law.

4.5 Assistance in Litigation. After the Term, Employee shall, upon reasonable notice, furnish such information and assistance to any Company Group Member as may reasonably be requested by any Company Group Member in connection with the pursuit or defense of any claim, administrative charge or cause of action in which any Company Group Member is, or may become, a party (excluding any claim, charge or cause of action brought by any Company Group Member against the Employee). The Company shall reimburse the Employee for all reasonable out-of-pocket expenses, including travel expenses, incurred by the Employee in rendering such assistance, but shall have no obligation to compensate Employee for his time in providing information and assistance in accordance with this Section 4.5.

4.6 Survival. Each covenant of Employee set forth in this Article IV shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said covenants.

4.7 Specific Performance; Invalidity. The Company and Employee agree that it would not be possible to measure in monetary terms the damages which the Company would incur if any Employee breaches his obligations under this Article IV. Therefore, if the Company, after a breach of this Article IV by Employee, lawfully institutes any action or proceedings to enforce its rights hereunder, Employee agrees not to assert, and hereby forever waives, the claim or defense that the Company has an adequate remedy at Law. In the event of a breach of this Article IV, Employee further agrees, upon order of a Court and so long as the Company is not in breach of this Agreement, to reimburse the Company for all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing their rights hereunder. If Employee violates any of the covenants set forth in this Article IV, prior to a breach by the Company of this Agreement, the Company and the Company Group will suffer irreparable damage and the Company shall be entitled to specific performance, full injunctive relief or such other relief as may be provided at law or in equity together with such damages as may be provided at law or in equity.

Insofar as the covenants set forth in this Article IV are concerned, Employee specifically acknowledges and agrees as follows: (i) he is receiving a substantial benefit as a result of this Agreement; (ii) the Business is highly competitive and the assets of the Company Group, including the Confidential Information, goodwill, customer contacts, potential revenue and customer lists, are valuable, as used by the Company and the Company Group in the Business and, further, that protection against competition is of critical importance to the Company; (iii) the covenants are reasonable and not greater than necessary to protect the Confidential Information and the goodwill and operation of the Business; (iv) the time duration of the covenants and the geographical area limitations of the covenants are reasonable and necessary to protect the Confidential Information and the goodwill and operation of the Business; and (v) the covenants are not oppressive to Employee and do not impose a greater restraint on Employee than is necessary to protect the Confidential Information and the goodwill and operation of the Business.

It is the express intention of Employee and the Company to comply with all Laws which may be applicable to the covenants in this Article IV. Consequently, Employee and the Company hereby specifically agree that, if any Court shall determine any covenant contained in this Article IV to be effective in any particular area or jurisdiction only if such covenant is modified to limit its duration or scope, such covenant may be reformed or modified by the judgment or order of such Court to reflect a lawful and enforceable duration or scope. Such covenant automatically shall be deemed to be amended and modified with respect to that particular area or jurisdiction so as to comply with the judgment or order of such Court and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written. If any Court shall hold any covenants contained in this Article IV to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of this provision, such covenant automatically shall be deemed to be amended so as to eliminate therefrom that particular area or jurisdiction as to which such covenant is so held void or otherwise enforceable and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written.

4.8 Material Inducement. For the purposes of this Section 4.8, references to the “Company” shall include the Company and the Company Group. Employee understands and hereby acknowledges that Employee’s agreement to be bound by the protective covenants set forth in this Article IV is a material inducement for the Company entering into this Agreement and agreeing to pay Employee the compensation and benefits set forth herein and to provide Employee the Confidential Information, and that the Company has made substantial investments to develop the business interests, goodwill and Confidential Information of the Company and the Company Group. Further, Employee understands the foregoing restrictions may limit his ability to engage in certain businesses during the period of time provided for, but acknowledges that Employee will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction and Employee represents and warrants that the knowledge, skills and abilities he possesses as of the Effective Date of this Agreement are sufficient to permit him, in the event of termination of his employment with the Company, to earn a livelihood satisfactory to himself without violating any provision of this Article IV. Nothing in this Article IV shall confer upon Employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which, subject to the terms of this Agreement, are hereby reserved, to discharge Employee at any time for any reason whatsoever, with or without cause.

ARTICLE V

MISCELLANEOUS

5.1 Notices. For purposes of this Agreement, all notices and other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Drilling Tools International Corporation

Attn: Chairperson of the Board

3701 Briarpark - Suite 150

Houston, Texas 77042

With a copy to (which copy shall not constitute notice):

Winston & Strawn LLP

800 Capital Street, Suite 2400

Houston, Texas 77002-2925

Attention: Michael J. Blankenship, Esq.

Email: MBlankenship@winston.com

If to Employee, to the address last shown on the Company’s records.

Either the Company or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

5.2 Expenses. Each of the parties hereto shall bear such party’s own attorneys’ fees and other expenses incurred in connection with the negotiation and preparation of this Agreement.

5.3 Governing Law and Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed exclusively by and in accordance with the laws of the State of Texas without regard to the conflict of law principles thereof. Exclusive venue of any dispute relating to this Agreement or Employee’s employment with or separation from employment with the Company shall be, and is convenient in, Harris County, Texas. The parties agree to waive any challenge to the application of Texas law or of Harris County venue to any dispute or claim arising from or related to this Agreement.

5.4 Arbitration. Any and all controversies between the parties relating to this Agreement (each, a “Disputed Issue”) shall be submitted to mediation by a party’s giving written notice to such effect to the other party. During the 90-day period following the service of such notice, the parties shall attempt in good faith to settle the Disputed Issues by non-binding mediation in Houston, Texas, using a mediator upon which they jointly agree. Either party may submit any Disputed Issues not resolved during such 90-day period to binding arbitration in Houston, Texas by a party’s giving written notice to such effect to the other party and the Houston, Texas office of the American Arbitration Association (“AAA”). If the parties involved in the controversy cannot agree within 15 days from service of such notice of binding arbitration upon the other party in accordance with the terms of this Agreement upon the selection of a single arbitrator, the arbitrator shall be selected or designated by the AAA upon the written request of either party. Such arbitrator must be a member of the State Bar of Texas actively engaged in the practice of law. Arbitration of such Disputed Issues shall be conducted in accordance with the Employment Law rules of AAA. The decision of the arbitrator shall be final and binding upon all parties and shall be enforceable in a court of competent jurisdiction. The arbitration award shall be in writing, delivered within five (5) business days of the hearing and shall specify the factual and legal bases for the award. Each party shall bear all costs and expenses incurred by it in connection with any mediation and arbitration; provided, that, the arbitrator is hereby authorized to award to the prevailing party the costs (including reasonable attorneys’ fees and expenses) of any such mediation and arbitration. Notwithstanding anything herein to the contrary, a party may apply to a court of competent jurisdiction for injunctive relief in respect to a breach or threatened breach hereof.

5.5 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.6 Invalidity. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of this Agreement or the application thereof to any Person, association or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any Person, association or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

5.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company. The Company may assign this Agreement to any other Person which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation or otherwise. Employee’s rights and obligations under Agreement hereof are personal and such rights, benefits and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

5.8 Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code. Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), by the Company, with the consent of Employee, in such manner as the Company and Employee agree reasonably and in good faith to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of Employee’s termination of employment, Employee is a “specified employee” as defined in Code Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided by the Company) until the date that is six months following the date of Employee’s termination of employment (or the earliest date as is permitted under Code Section 409A), (b) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Code Section 409A, then such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax, (c) to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Employee under this Agreement based on termination of employment until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Code Section 409A, and (d) to the extent permitted by Code Section 409A, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement, which constitutes deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Employee shall not have any right to determine a date of payment of any amount under this Agreement. To the extent required to avoid an accelerated or additional tax under Code Section 409A, amounts reimbursable to Employee under this Agreement, if any, shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to Employee) under this Agreement shall not be subject to liquidation or exchange for another benefit. Employee acknowledges and understands that neither the Company nor any employee or agent of the Company has provided Employee any tax advice regarding this Agreement, amounts payable under this Agreement, or Code Section 409A and that the Company has urged Employee to seek advice from Employee’s own tax advisor regarding the tax consequences of this Agreement to Employee.

5.9 Parachute Payment. In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5.9, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5.9 will be made in writing by an accounting firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5.9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.9. The Company and Employee shall each bear one half of the costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.9. Any reduction in payments and/or benefits required by this Section 5.9 shall occur in the following order: (1) any cash payments, (2) any taxable benefits, (3) any nontaxable benefits and (4) any vesting of equity awards, in each case to the extent necessary to maximize the retained payments.

The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and Employee within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or Employee. Any good faith determination of the Accountants made hereunder shall be final, binding and conclusive upon the Company.

5.10 Clawback. In consideration of entering into this Agreement and Employee’s eligibility to participate in the Company Group’s cash and equity incentive plans (including any annual bonus), Employee agrees that Employee, and any compensation or benefits offered under this Agreement or in connection with Employee’s employment or otherwise, now or in the future, will be subject to all of the Company Group’s policies (including the Company’s clawback policy), including with respect to insider trading and compensation recovery and/or recoupment, that are currently in place or that may be adopted by the Company Group to comply with applicable law, stock exchange rules or to comport with good corporate governance practices, as such policies may be amended from time to time. Forfeiture or recovery by the Company Group of any compensation in accordance with a compensation recovery and/or recoupment policy shall not constitute an event giving rise to a right by Employee to terminate Employee’s employment for “Good Reason” based on such recovery by the Company Group, nor shall it constitute “constructive termination”, or any similar term or circumstance under this Agreement or any other plan or agreement with the Company Group.

5.11 Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (e.g., pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The facsimile, email or other electronically delivered signatures of the parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

5.12 Entire Agreement; Amendments. This Agreement replaces in full all previous agreements, including the Original Employment Agreement, and discussions pertaining to the nature of Employee’s employment relationship with the Company and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to the subject matters hereof, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement or promise relating to the employment of Employee by the Company that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Compensation Committee. Employee represents and warrants that he is not a party to or bound by any other agreement or understanding of any type, whether written or oral, or by any statutory or common law duty or obligation which, in any case, would in any way restrict his ability to be employed by the Company, or his ability to compete freely with other Persons in connection with the business of the Company. Except for the Original Employment Agreement that is being amended and restated pursuant to this Agreement, Employee has no existing or current employment agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement, effective for all purposes as of the Effective Date.

Drilling Tools International Corporation

By:	/s/ David Johnson
Name:	David Johnson
Title:	Chief Financial Officer

Employee

/s/ Robert Wayne Prejean
Robert Wayne Prejean

[Signature Page to Amended & Restated Employment Agreement]

EXHIBIT A

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is entered into by Robert Wayne Prejean (“Employee”) on _____________, ______, and delivered to Drilling Tools International Corporation (the “Company”), pursuant to Section 3.5(c) of the Amended & Restated Employment Agreement, dated as of [MONTH & DAY], 2024, between the Company and Employee (as may be amended from time to time, the “Employment Agreement”). Employee hereby agrees as follows:

1. Employment Status. Employee’s employment with the Company terminated effective as of _________, _______ (the “Separation Date”). Effective as of the Separation Date, Employee hereby resigns from any and all offices and positions Employee holds with Employer and any of its subsidiaries or affiliates, and Employee shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

2. Employee Release. In consideration of the payments and benefits set forth in Section 3.5 of the Employment Agreement, Employee, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”), does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether pursuant to contract or in law or equity or otherwise and whether arising under any and all federal, state, local, county and/or municipal statutes, regulations, rules, and/or ordinances, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Equal Pay Act of 1962, Chapter 21 of the Texas Labor Code and Section 451 of the Texas Labor Code and/or claims under the Constitutions of the United States and/or the State of Texas, in each case, as amended, or any other unlawful criterion or circumstance, which the Releasors had, now have or may have or claim to have in the future against each or any of the Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release (the “Released Claims”); provided, however, that nothing herein shall release the Company from any right (i) of indemnification or (ii) to director and officer liability insurance coverage, in each case to which the Company is entitled under any of the Company’s organizational documents or at law or under any plan or agreement, which is applicable to Employee. Nothing in this Release is intended to interfere with Employee’s right to make a complaint or claim with a federal or state administrative agency including, for example, the National Labor Relations Board, the Equal Employment Opportunity Commission or the Texas Workforce Commission. However, by executing this Release, Employee hereby waives the right to recover any damages in any proceeding that Employee may bring before the Equal Employment Opportunity Commission or any federal or state administrative agency or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on Employee’s behalf. In addition, this Release is not intended to interfere with Employee’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver, notwithstanding Employee’s specific representation to the Company that he has entered into this Agreement knowingly and voluntarily and that he has been advised by the Company to consult with an attorney of his choice regarding same.

3. No Additional Facts; Bar. Each Releasor hereby expressly waives any rights such Releasor may have under the statutes of any jurisdiction or common law principles of similar effect, to preserve Released Claims that such Releasor does not know or suspect to exist in such Releasor’s favor at the time of executing this Release. Each Releasor understands and acknowledges that it may discover facts different from, or in addition to, those which it knows or believes to be true with respect to the claims released herein, and agrees that this Release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts. Should any Releasor discover that any fact relied upon in entering into this Release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, no Releasor shall be entitled to any relief as a result thereof, and the undersigned surrenders any rights he might have to rescind this Release on any ground. This Release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever. Employee acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 2 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Employee all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

4. Restrictive Covenants. Employee acknowledges that the provisions of Article IV of the Employment Agreement, as may be amended, shall continue to apply in accordance with its terms notwithstanding the termination of his employment with the Company or the termination of the Employment Agreement.

5. No Liability. This Release does not constitute an admission by Employee or the Company, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents or employees, of any unlawful acts or of any violation of federal, state or local laws. Employee expressly acknowledges and agrees that Employee has not asserted and does not have, the basis for asserting any claim, the factual foundation of which involves sexual harassment or sexual abuse, against the Company, and as such no portion of the consideration paid to Employee as part of this Release is attributable to any such claims; thus, Employee acknowledges and agrees that this Release does not constitute the settlement of a sexual harassment or sexual abuse claim.

6. No Assignment of Released Claims. Employee represents and warrants to the Company that there has been no assignment or other transfer of any interest in any Released Claim. Employee further represents and warrants that Employee has not filed or initiated any legal, equitable, administrative or any other proceedings against the Company or any other Releasee, or any other person or entity released herein, and that no such proceeding has been filed or initiated on Employee’s behalf.

7. Government Agencies. The parties agree that nothing in this Release prohibits Employee from filing an administrative charge with any state or federal agency, including the Equal Employment Opportunity Commission. Employee understands and agrees that if Employee files a charge with an administrative agency or one is filed on Employee’s behalf, Employee waives any right to relief of any kind. Notwithstanding any other provision of this Agreement and General Release (as defined herein), Employee understands and agrees that: (a) Employee is not prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the Securities and Exchange Commission (“SEC”) or any other federal, state, or local governmental agency or entity and that Employee need not notify the Company in advance of any such reporting or participation; (b) Employee is not precluded from providing truthful testimony in response to a valid subpoena, court order, or regulatory request; and (c) nothing in this Release limits Employee’s right to receive an award for information provided to the SEC by Employee.

8. Erroneously Awarded Compensation. By entering into this Agreement, Employee acknowledges and agrees that Employee will continue to be subject to the Company’s clawback policy with respect to any Severance Payments or CIC Severance Payments received by Employee and subject to recovery thereunder, including with respect to compensation recovery and/or recoupment, that is currently in place or that may be adopted by the Company or any of its subsidiaries or affiliates to comply with applicable law, stock exchange rules or to comport with good corporate governance practices, as such policies may be amended from time to time.

9. Severability. If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

10. Amendment. This Release may not be amended, modified or waived except in a writing signed by the Company.

11. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles.

12. Acknowledgment. Employee has read this Release, understands it, and voluntarily accepts its terms, and Employee acknowledges that he has been advised by the Company to seek the advice of legal counsel before entering into this Release, and has been provided with a period of twenty-one (21) days in which to consider entering into this Release.

13. Revocation. Employee has a period of seven (7) days following the execution of this Release during which Employee may revoke this Release by providing written notice to the Company, and this Release shall not become effective or enforceable until such revocation period has expired. In addition, Employee may revoke this release by providing written notice to the Company if the Company does not pay the Severance Payments or CIC Severance Payments (each as defined in the Employment Agreement) and provide the Severance Benefits or CIC Severance Benefits (each as defined in the Employment Agreement), as applicable, to Employee in accordance with Section 3.5 of the Employment Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Employee has executed this Release on the date first set forth above.

Robert Wayne Prejean

[Signature Page to General Release]